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Exhibit 4.9

URANIUM RESOURCES, INC.

DEFERRED COMPENSATION PLAN FOR 2004

ARTICLE I
INTRODUCTION

        1.1   This Deferred Compensation Plan for 2004 (the "Plan") provides selected executive employees and directors of Uranium Resources, Inc. and its wholly owned subsidiaries an opportunity to defer a portion of their compensation during 2004.

        This document constitutes the entire Plan. Any and all prior or contemporaneous oral or written communications hereby are superseded and abolished.

ARTICLE II
DEFINITIONS AND GENERAL PROVISIONS

  2.1
  "Code" means the Internal Revenue Code of 1986, as amended and then in effect.

  2.2
  "Committee" means the Plan Committee described in Article VII hereof.

  2.3
  "Common Stock" means the shares of the Corporation's common stock, $.001 par value per share.

  2.4
  "Compensation" means those amounts otherwise payable in cash or by check or electronic deposit by the Corporation to an Eligible Person as salary for 2004, which amounts are includable in his gross income for federal income tax purposes (without regard to Compensation deferred under this or any other plan maintained by the Corporation), including but not limited to directors' fees, salary and bonus, but excluding any and all nonelective contributions (including matching contributions) made by the Corporation to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). Without limiting the generality of the foregoing, the limitations imposed by Code Section 401(a)(17) do not apply to Compensation as defined under the Plan.

  2.5
  "Corporation" means Uranium Resources, Inc, a Delaware corporation, together with any successor thereto which adopts this Plan by appropriate written action.

  2.6
  "Deferral Percent" means the portion (expressed as a percentage) of the Compensation that a Participant elects to defer pursuant to Section 4.1 hereof.

  2.7
  "Deferred Amount" means the amount of Compensation that a Participant has elected to defer pursuant to Section 4.1 hereof.

  2.8
  "Designated Recipient" means any person who becomes entitled to receive any distribution hereunder by reason of the death of a Participant.

  2.9
  "Distribution Date" means January 11, 2006.

  2.10
  "Earned Compensation" means at any date the amount of Compensation that the Corporation is obligated to pay Participant for services rendered before giving effect to the Participant's deferral election.

  2.11
  "Eligible Person" means any employee or director of the Corporation or any of its wholly owned subsidiaries, but only so long as such person meets all of the requirements of Section 3.1(a) of the Plan.

  2.12
  "ERISA" means The Employee Retirement Income Security Act of 1974, as amended and then in effect.

  2.13
  "Participant" means any Eligible Person who defers Compensation under the Plan.

  2.14
  "Share Price" means $0.20 per share.

  2.15
  "General Provisions." The masculine wherever used herein shall include the feminine and singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions has been done for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

        3.1    General Eligibility Conditions.

    (a)
    To become eligible to participate in this Plan, an individual must be (i) an executive employee or a director of the Corporation or any of its wholly owned subsidiaries and (ii) designated as an Eligible Person on Exhibit A, as amended from time to time.

    (b)
    Once an Eligible Person becomes a Participant, such individual shall continue to be eligible to defer Compensation under the terms of this Plan until such individual fails to meet at least one of the conditions described above. If a Participant ceases to meet such conditions, his interest in the Plan and amounts deferred prior to the date he ceases to be an Eligible Person shall continue to be held subject to the terms of the Plan. For the purposes of Deferred Amounts that are to be distributed thereafter and for such purpose only, such person shall continue to be a Participant.

        3.2    Election to Participate.    To actively participate in the Plan, an Eligible Person must execute a Deferred Compensation Election in the form attached hereto as Exhibit C and shall file such election with the Committee.

        3.3    Share Election.    To elect to receive shares of Common Stock, a Participant shall execute and deliver to the Company the Share Election in the form attached hereto as Exhibit D on or before the Distribution Date.

ARTICLE IV
DEFERRAL OF COMPENSATION

        4.1    Deferral Elections.    As of the date hereof, the Participants have elected to defer that portion of their Compensation (expressed as a percent) as set forth in Exhibit B hereto. Such elections are irrevocable unless the Corporation and the Participant agree otherwise.

        4.2    Period of Deferral.    All amounts that the Participants elect to defer shall be paid in cash on the Distribution Date or, at the election of the Participant prior to that date, shares of Common Stock as set forth in Article V. Upon death or termination of employment, the Participant shall have a vested interest in Earned Compensation.

        4.4    Base Salary for Other Purposes.    Except as otherwise expressly prohibited by law or the terms of a benefit plan, any Deferred Amount shall continue to be counted as part of the Participant's base salary for purposes of any other contracts between Participant and the Corporation, including, without limitation, those certain compensation agreements dated June 2, 1997 between the Corporation and certain of the Participants.

ARTICLE V
SHARE ELECTION

        5.1    Number of Shares to be Received.    If a Participant elects to receive payment of the Deferred Amount in shares of Common Stock, the number of shares of Common Stock to be issued for the Deferred Amount shall equal the Deferred Amount divided by the Share Price.

        5.2    Limitation on Sale of Shares.    All certificates representing any of the shares of Common Stock shall have endorsed thereon the following legend:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

        5.3    Withholding.    The Corporation will make appropriate withholding for all relevant federal, state and local tax purposes from the non-deferred portion of Compensation for any Participant. On the Distribution Date if the fair market value of the Common Stock that a Participant will receive for any Deferred Amount is in excess of the Share Price, the Corporation will be required to withhold additional amounts based upon such excess. The source of such additional amounts will be Compensation otherwise payable to the Participant on the Distribution Date, to the extent sufficient. If such amounts are insufficient, the Participant will be required to pay to the Corporation the appropriate amounts as a condition to receipt of the shares.

ARTICLE VI
BENEFICIARIES

        If Participant has not designated a Designated Recipient, any distribution hereunder after the death of a Participant shall be payable first to his surviving spouse, if any, and if none, to his estate.

ARTICLE VII
PLAN ADMINISTRATION

        7.1    Administration.    The Plan shall be administered by a committee as provided in Section 7.2 hereof, as an unfunded deferred compensation plan.

        7.2    Plan Committee.

  (a)
  The Committee shall be the Corporation's Board of Directors. No member of the Committee shall act or participate in any action of the Committee directly affecting his own Account under the Plan, unless such action is of general application to all Participants. The Committee is authorized to interpret the Plan and, from time to time, may adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

  (b)
  The Committee shall have all powers necessary to accomplish the purpose of the Plan, including, but not limited to, (i) the discretionary authority to interpret the Plan; (ii) the discretionary authority to determine all questions relating to the rights and status of Eligible Persons, Participants and Designated Recipients; and (iii) the discretionary authority to make any and all rules and regulations needed or advisable for the administration of the Plan as are not inconsistent with the terms and provisions hereof.

  (c)
  Without limiting the powers set forth herein, the Committee shall have the power to: (i) change or waive in writing any requirements of the Plan to conform with law or to meet special circumstances not anticipated or covered in the Plan; (ii) determine the times and places for holding meetings of the Committee and the notice to be given of such meetings; (iii) employ or otherwise retain such agents and assistants, counsel (who may be of counsel to the Corporation herein), and clerical and other service providers as the Committee may require in carrying out the provisions of the Plan; and (iv) authorize one or more of their number, or any agent thereof, to execute or deliver any instrument on behalf of the Committee.

        7.3    Statement of Participant's Account.    As soon as practicable following December 31 in each year, and otherwise from time to time as the Committee in its sole discretion may direct, the Committee shall mail, via first class mail, to each Participant a written statement setting forth the Account of such Participant as of the end of a year. Any statement provided in accordance with this Section shall be deemed to have been accepted as correct, unless written notice to the contrary is received by the Committee within thirty (30) days after the mailing of such statement to the Participant.

        7.4    Payment of Expenses.    All costs and expenses incurred in administering the Plan shall be paid by the Corporation.

ARTICLE VIII
AMENDMENT AND TERMINATION

        8.1    Amendment.    The Corporation hereby reserves the right, at any time and from time to time, by written action of its Board of Directors (or by written action of an officer or officers of the Corporation to whom such Board of Directors has expressly delegated the authority to amend the Plan), to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Person, Participant, Designated Recipient or other person; however, no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Corporation, and shall become effective as of the date designated in such instrument.

        8.2    Termination.    The Corporation reserves the right to suspend, discontinue or terminate the Plan, at any time, in whole or in part, by written action of its Board of Directors, effective as of the date designated in such written action, without the consent any Eligible Person, Participant, Designated Recipient or other person.

ARTICLE IX
MISCELLANEOUS PROVISIONS

        9.1    Employment Remains At Will.    Nothing in the adoption, maintenance or operation of the Plan shall confer on any employee, Eligible Person or Participant the right to continued employment by the Corporation or by any affiliate or subsidiary corporation thereof, or be treated or considered evidence of an intent to provide continued employment to such individual, or affect in any way the right of the Corporation or such affiliate or subsidiary, to terminate such individual's employment, at any time and for any reason. Any question as to whether and when there has been a termination of a Participant's employment, and the cause of such termination, shall be determined by the Committee; any such determination by the Committee shall be final, binding and conclusive.

        9.2    Facility of Payments.    Whenever, in the opinion of the Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Committee shall have the discretionary authority to direct payments to such person's legal representative, or to a relative or friend of such person for his benefit. Alternatively, the Committee may in its discretion apply the payment for the benefit of such person in such manner as the Committee deems advisable. Any such payment or application of benefits, made in good faith and in accordance with the provisions of this Section, shall completely discharge any liability of the Plan, the Corporation and the Committee with respect to such payment or application of benefits.

        9.3    Plan Is Unfunded; No Obligation to Fund.    All Accounts or interests in the Plan are unfunded and the Corporation shall have no obligation to establish any special or separate fund, or segregate any of its assets in order to assure the payment of any amounts due or becoming due and payable under the Plan; however, to provide for the discharge of its obligations under the Plan, the Corporation may in its sole discretion establish a fund in its name, or acquire property or contract rights in its name; provided that no Participant or other person (other than the Corporation) shall acquire a legal or equitable interest in any such fund, property or contract. The right of a Participant or his Designated Recipient to receive a distribution hereunder shall constitute an unsecured claim against the general assets of the Corporation, and no Participant or Designated Recipient or other person shall have any right in or against any amounts credited under the Plan or any other specific assets of the Corporation. All amounts credited under the Plan to any Accounts maintained for or on behalf of a Participant shall constitute general assets of the Corporation and may be disposed of by the Corporation at such time and for such purposes as it may deem appropriate.

        9.4    Anti-Alienation.    No right, benefit or interest in the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, partition, lien, levy, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, partition, lien, levy, encumber or charge the same shall be void. No such right, benefit or interest shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits, including claims for alimony, marital assets or property, support, or separate maintenance by the spouse of the Participant. If a Participant should become insolvent or bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under this Plan, such Participant's interest in the Plan, in the discretion of the Committee, shall be extinguished; in such event, the Committee in its sole discretion may hold or apply the interest at issue, or any part thereof, for the benefit of such Participant, such Participant's spouse, or such Participant's Designated Recipient, in such manner as the Committee in its sole discretion may deem proper. Notwithstanding the generality of the foregoing, the Corporation shall have the unrestricted right to set off against or recover out of any payments or benefits becoming payable to or for the benefit of a Participant, at the time such payments or benefits otherwise become payable hereunder, any amounts owed or owing to the Corporation by such Participant.

        9.5    Indemnification.    Each Participant, by executing a Compensation Deferral Agreement and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Corporation harmless from and against any damages, losses and expenses (including without limitation litigation costs incurred by the Corporation in connection with the administration of the Plan) arising from third-party claims disputes involving such Participant's Plan interest (including without limitation, tax liens and levies, creditors' claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

        9.6    Unclaimed Interests.    If the Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Designated Recipient of a Participant by reason of the fact that such Participant's or Designated Recipient's whereabouts is unknown, the Committee shall so certify, and thereafter the Committee shall attempt to locate such missing person. In the event that such missing person is not located with seven (7) years, then the Committee shall cause the Corporation to pay over to the Secretary of State of the state whose law has jurisdiction over such matters any and all amounts then owed to such person, in accordance with the unclaimed funds law of such state, and the Corporation's obligations thereto shall thereupon be considered fully and completely discharged and satisfied.

        9.7    References to Code, Statutes and Regulations.    Any and all references in this Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

        9.8    Liability.    The Corporation, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan.

        9.9    Governing Law; Severability.    The Plan shall be construed according to the laws of the State of Texas, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law (including, without limitation, ERISA). In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan; rather, the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

        9.10    Taxes.    The Corporation shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder which the Corporation believes are necessary, appropriate or required by relevant law, regulation or ruling.

        9.11    Tax Consequences of Participation.    While the Plan is designed to provide Eligible Persons the opportunity to defer Compensation on a tax-deferred basis, the Corporation makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or Designated Recipient (or personal representative or attorney-in-fact for such Participant or Designated Recipient).

        IN WITNESS WHEREOF, URANIUM RESOURCES, INC, by action of its Board of Directors, has duly adopted Uranium Resources, Inc. Deferred Compensation Plan for 2004, effective as of the 1st day of January, 2004.

URANIUM RESOURCES, INC
By
	Name:	Paul K. Willmott
	Title:	Chairman, President and Chief Executive Officer

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DEFERRED COMPENSATION PLAN FOR 2004